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                                                                      Exhibit 23

The Board of Directors
VerticalNet, Inc.


The audits referred to in our report dated January 28, 2000, included the related financial statement schedule as of December 31, 1999, and for each of the years in the three-year period ended December 31, 1999, included in this annual report on Form 10-K of VerticalNet, Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (No. 333-72143 and No. 333-89305) on Form S-8 and in the registration statements (No. 333-30254 and No. 333-30408) on Form S-3 of VerticalNet, Inc. of our report dated January 28, 2000, relating to the consolidated balance sheets of VerticalNet, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of VerticalNet, Inc.


KPMG LLP

Philadelphia, Pennsylvania
March 28, 2000